Exhibit 11

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 1999
Date of Report	February 28, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Feb 28, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Feb 28, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31

(expressed in U.S. dollars)

	1999	1998
ASSETS
CURRENT
Cash	$420,312	$232,260
Accounts receivable	418,081	509,235
Inventories	407,556	393,286
Prepaid expenses	4,732	17,942

	1,250,681	1,152,723
CAPITAL ASSETS	152,627	189,398
OTHER ASSETS	438,613	474,267

	$1,841,921	$1,816,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$581,462	$573,644
Current portion of long-term debt	2,443,716	2,074,352

	3,025,178	2,647,996
LONG-TERM DEBT	2,062,256	2,227,304

	5,087,434	4,875,300
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	13,475	6,782
Deficit	(30,626,603)	(30,433,309)

	(3,245,513)	(3,058,912)

	$1,841,921	$1,816,388

Approved by the Directors:

Director: signed “Ian C. Tostenson”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1999	1998	1997
INCOME
Sales	$1,821,943	$1,524,555	$1,680,477
Cost of sales	1,082,141	885,404	877,001

	739,802	639,151	803,476

EXPENSES
Sales and marketing	374,101	529,226	667,235
Administration	265,187	254,598	302,697
Research and development	34,426	33,917	46,914
Interest on long-term debt	142,428	153,022	179,022

	816,142	970,763	1,195,868

Loss from operations	76,340	331,612	392,392
Other income - net	(3,141)	(23,004)	(22,204)

Loss for the period	73,199	308,608	370,188
Deficit, beginning of period	30,553,404	30,124,701	29,416,182

Deficit, end of period	$30,626,603	$30,433,309	$29,786,370

Loss per share	$0.02	$0.08	$0.09

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1999	1998	1997
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(73,199)	$(308,608)	$(370,188)
Adjustments to reconcile to net cash provided by (used for) operating activities:

Amortization	47,411	80,795	134,218
Amortization of discount on long-term debt	128,058	128,058	151,736

	102,270	(99,755)	(84,234)
Net change in working capital items (Note 2):	52,604	(5,307)	(158,833)

	154,874	(105,062)	(243,067)

FINANCING ACTIVITY
Principal payments on long-term debt	(12,600)	(25,327)	(17,372)

INVESTING ACTIVITY
Purchase of capital and other assets	(6,591)	(8,261)	(44,444)

INCREASE (DECREASE) IN CASH	135,683	(138,650)	(304,883)
Effect of exchange rate changes on cash	(735)	(10,851)	(2,188)
CASH, BEGINNING OF PERIOD	285,364	381,761	696,301

CASH, END OF PERIOD	$420,312	$232,260	$389,230

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$14,370	$21,668	$27,712

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 1999

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 1999 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1999.

1.	SHARE CAPITAL

	Six Months Ended December 31, 1999		Six Months Ended December 31, 1998
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 245,000 common shares at a price of Cdn $.25 per share expiring May 30, 2006.

Warrants

No warrants were granted during the three months ended December 31, 1999

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1999	1998	1997
Net change in working capital items:
Accounts receivable	$81,994	$95,920	$95,700
Inventories	(65,353)	(50,824)	(84,161)
Other assets	(9,284)	(29,598)	(10,869)
Accounts payable	45,247	(20,805)	(159,503)

	$52,604	$(5,307)	$(158,833)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 1999

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are six installments on a non-interest bearing note that were due prior to December 31, 1999 and which aggregate approximately $1,599,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 1999
Date of Report	February 28, 2000

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Feb 28, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Feb 28, 2000
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1999

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended December 31, 1999.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended December 31, 1999 were:

	Sales and Marketing	Administration
Consulting fees	$57,236	$78,295
Bad debts	—	13,200
Depreciation and amortization	1,972	34,440
License, taxes and regulatory fees	—	31,276
Office, insurance and supplies	12,916	99,538
Professional fees	—	12,557
Promotion and advertising	40,415	—
Rental and utilities	8,323	140,824
Travel and entertainment	18,817	11,749
Wages and benefits	156,497	120,545
Allocated expenses	77,925	(277,237)

	$374,101	$265,187

Cost of Sales:
Cost of Sales for the quarter ended December 31, 1999 were:

Payroll and Benefits		$462,616
Raw materials and Supplies		340,997
Allocations and Other Expenses		278,528

		$1,082,141

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $2,743

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended December 31, 1999.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended December 31, 1999.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1999

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT DECEMBER 31, 1999

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT DECEMBER 31, 1999

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT DECEMBER 31, 1999

For a), b), and c) above please see Note 1 to the consolidated financial statements for the quarter ended December 31, 1999.

d)	DIRECTORS AS AT DECEMBER 31, 1999

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 1999

(Expressed in U.S. Dollars)

OPERATING ACTIVITIES

During the six month period ended December 31, 1999 (the “Current Period”), the Company achieved a decrease of $235,409 in net loss from operations as compared to the same period in the prior year (the “Prior Period”). Sales increased by 20% in the Current Period, as compared to the Prior Period, primarily due to increased demand for the Unilens EMA lens. The lens is competitively priced and available in a planned replacement modality aimed at acquiring market share from the disposable lens competitors. Gross margins in the Current Period declined by 1%, as compared to the Prior Period, to 41%. This decrease was primarily due to increased sales in the competitively priced, lower margin Unilens EMA lens. Sales and marketing expense decreased by 29% in the Current Period, as compared to the Prior Period, due to restructuring of the sales force and curtailed advertising and promotional spending. The Company plans on increasing market share through the launch of several new competitively priced products during the remainder of the current fiscal year.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

The Company has completed an inventory and assessment of products affected by the year 2000-date change. All software modifications, updates, and testing has been successfully completed and the Company has not experienced any significant adverse effects as a result of this date change.

FINANCING ACTIVITIES

A positive cash flow from operating activities of $154,874 was achieved during the six months ended December 31, 1999. The Company reduced selling expenses to offset the impact of lower margin new products in order to maintain positive cash flow during the fiscal year based on current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at December 31, 1999. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.